Exhibit 10.24

Nixon Peabody LLP

Draft Dated 11/14/17

Transcript Document No. 5

TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY

(TOWN OF ISLIP, NEW YORK)

and

CVD EQUIPMENT CORPORATION

______________________________________

AGENCY COMPLIANCE AGREEMENT

_______________________________________

Dated as of November 1, 2017

Town of Islip Industrial Development Agency

(555 N Research Corporation/CVD Equipment Corporation 2017 Facility)

THIS AGENCY COMPLIANCE AGREEMENT, dated as of November 1, 2017 (this “Agency Compliance Agreement”), is by and between the TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation of the State of New York, having its office at 40 Nassau Avenue, Islip, New York 11751 (the “Agency”), and CVD Equipment Corporation, a business corporation duly organized and validly existing under the laws of the State of New York, having its principal office at 355 South Technology Drive, Central Islip, New York 11722 (the “Sublessee”).

R E C I T A L S

WHEREAS, the Agency was created by Chapter 47 of the Laws of 1974 of the State of New York, as amended, pursuant to Title 1 of Article 18-A of the General Municipal Law of the State of New York, as amended (collectively, the “Act”);

WHEREAS, the Agency has agreed to assist in (a) the acquisition of an approximately 11.88 acre parcel of land located at 555 North Research Place, Central Islip, New York 11722 (the “Land”), the renovation of an approximately 179,000 square foot building located thereon, together with the acquisition, installation and equipping of improvements, structures and other related facilities attached to the Land (the “Improvements”) and the acquisition and installation therein of certain equipment not part of the Equipment (as such term is defined herein) (the “Facility Equipment”; and, together with the Land and the Improvements, the “Company Facility”), which Company Facility is to be leased and subleased by the Agency to 555 N Research Corporation, a New York business corporation (the “Company”), and further subleased by the Company to the Sublessee; and (b) the acquisition and installation of certain equipment and personal property (the “Equipment”, and together with the Company Facility, the “Facility”), which Equipment is to be leased by the Agency to the Sublessee, and which Facility is to be used by the Sublessee for its primary use as a manufacturing facility to process surface treatments or films and coatings on various product lines in its business as a manufacturer of equipment and materials for the semiconductor industry (the “Project”); and

WHEREAS, the Company has agreed with the Agency, on behalf of the Agency and as the Agency’s agent, to complete the Project Work; and

WHEREAS, the Company has agreed to lease the Land and the Improvements to the Agency pursuant to the terms of a certain Company Lease Agreement, dated as of November 1, 2017 (the “Company Lease”), by and between the Company and the Agency; and

WHEREAS, the Company has agreed to transfer title to the Facility Equipment to the Agency pursuant to a certain Bill of Sale, dated the Closing Date (the “Bill of Sale”); and

WHEREAS, the Agency has agreed to sublease and lease the Company Facility to the Company pursuant to the terms of a certain Lease and Project Agreement, dated as of November 1, 2017 (the “Lease Agreement”), by and between the Agency and the Company; and

WHEREAS, the Company has agreed to sub-sublease the Company Facility pursuant to the terms of a certain Sublease Agreement, dated November [__], 2017 (the “Sublease Agreement”), by and between the Company, as sublessor, and the Sublessee, as sublessee;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article I
REPRESENTATIONS AND COVENANTS OF SUBLESSEE

Section 1.1     Representations and Covenants of Sublessee. The Sublessee makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)     The Sublessee is a business corporation organized and existing under the laws of the State of New York, is in good standing under the laws of the State of New York and has full legal right, power and authority to execute, deliver and perform this Agency Compliance Agreement. This Agency Compliance Agreement has been duly authorized, executed and delivered by the Sublessee.

(b)     Neither the execution and delivery of this Agency Compliance Agreement nor the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the provisions hereof will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or ordinance of the State or any political subdivision thereof, the Sublessee’s organizational documents, as amended, or any restriction or any agreement or instrument to which the Sublessee is a party or by which it is bound. Under penalty of perjury, the Sublessee certifies that it is in substantial compliance with all local, state, and federal tax, worker protection and environmental laws, rules and regulations.

(c)     Any and all leasehold and subleasehold improvements undertaken by the Sublessee with respect to the Company Facility and the design, development, construction, equipping and operation thereof by the Sublessee will conform with all applicable zoning, planning, building and environmental laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Facility. The Sublessee shall defend, indemnify and hold the Agency harmless from any liability or expenses, including reasonable attorneys’ fees, resulting from any failure by the Sublessee to comply with the provisions of this subsection.

(d)     This Agency Compliance Agreement constitutes a legal, valid and binding obligation of the Sublessee enforceable against the Sublessee in accordance with its terms.

(e)     The Sublessee will complete the installation and equipping of any and all leasehold improvements undertaken by the Sublessee in accordance with the terms and provisions of the Sublease Agreement and the Lease Agreement. In the event there is a conflict between the Lease Agreement and the Sublease Agreement, the terms of the Lease Agreement shall prevail.

(f)     Facilities and property that are primarily used in the making of retail sales of goods and services to customers who personally visit the Facility will not constitute more than one-third (1/3) of the total costs of the Facility except in accordance with New York General Municipal Law (the “GML”) Section 862.

(g)     There is no action or proceeding pending or, to the best of the Sublessee’s knowledge, after diligent inquiry, threatened, by or against the Sublessee by or before any court or administrative agency that would adversely affect the ability of the Sublessee to perform its obligations under this Agency Compliance Agreement.

Article II
INSURANCE

Section 2.1     Insurance Required. At all times throughout the Lease Term, including, when indicated herein during the Construction Period, the Sublessee shall, at its sole cost and expense, maintain or cause to be maintained insurance against such risks and for such amounts as are customarily insured against by businesses of like size and type and shall pay, as the same become due and payable, all premiums with respect thereto, including, but not necessarily limited to (but without duplications of insurance provided by the Company pursuant to the Lease Agreement covering the same risks and insured(s)):

(a)     Insurance against loss or damage by fire, lightning and other casualties customarily insured against, with a uniform standard extended coverage endorsement, such insurance to be in an amount not less than the full replacement value of the completed Improvements, exclusive of footings and foundations, as determined by a recognized appraiser or insurer selected by the Sublessee. During the Construction Period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” and shall contain a provision granting the insured permission to complete and/or occupy.

(b)     Workers’ compensation insurance, disability benefits insurance and each other form of insurance that the Sublessee is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Sublessee or any permitted sublessee who are located at or assigned to the Facility. This coverage shall be in effect from and after the Completion Date or on such earlier date as any employees of the Sublessee, any contractor or subcontractor first occupy the Facility.

(c)     Insurance protecting the Agency and the Sublessee against loss or losses from liability imposed by law or assumed in any written contract (including the contractual liability assumed by the Sublessee under Section 3.2 hereof) or arising from personal injury, including bodily injury or death, or damage to the property of others, caused by an accident or other occurrence, with a limit of liability of not less than $1,000,000 (combined single limit or equivalent for personal injury, including bodily injury or death, and property damage); comprehensive automobile liability insurance covering all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit or equivalent protecting the Agency and the Company against any loss, liability or damage for personal injury, including bodily injury or death, and property damage); and blanket excess liability coverage, in an amount not less than $5,000,000 combined single limit or equivalent, protecting the Agency and the Sublessee against any loss or liability or damage for personal injury, including bodily injury or death, or property damage. This coverage shall also be in effect during the Construction Period.

(d)        During the Construction Period (and for at least one year thereafter in the case of Products and Completed Operations as set forth below), the Sublessee shall cause the general contractor or construction manager, as applicable, to carry liability insurance of the type and providing the minimum limits set forth below:

(i)      Workers’ compensation and employer’s liability with limits in accordance with applicable law.

(ii)     Comprehensive general liability providing coverage for:

Premises and Operations

Products and Completed Operations

Owners Protective

Contractors Protective

Contractual Liability

Personal Injury Liability

Broad Form Property Damage

(including completed operations)

Explosion Hazard

Collapse Hazard

Underground Property Damage Hazard

Such insurance shall have a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iii)     Comprehensive auto liability, including all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iv)     Excess “umbrella” liability providing liability insurance in excess of the coverage in (i), (ii) and (iii) above, with a limit of not less than $5,000,000.

(e)     A policy or policies of flood insurance (in full force and effect) in an amount not less than the maximum amount of flood insurance available with respect to the Facility under the Flood Disaster Protection Act of 1973, as amended. This requirement will be waived upon presentation of evidence satisfactory to the Agency that no portion of the Land is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

(f)     The Agency does not in any way represent that the insurance specified in this Agency Compliance Agreement, whether in scope or coverage or limits of coverage, is adequate or sufficient to protect the Sublessee’s business or interests.

Section 2.2     Additional Provisions Respecting Insurance.

(a)     All insurance required by this Agency Compliance Agreement hereof shall be procured and maintained in financially sound and generally recognized responsible insurance companies authorized to write such insurance in the State and selected by the entity required to procure the same. The insurance companies issuing the policies required by Section 2.1(a) and (e) shall be rated “A” or better by A.M. Best Co., Inc. in Best’s Key Rating Guide. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the procuring entity is engaged. All policies evidencing the insurance required by Section 2.1 hereof shall provide for at least thirty (30) days prior written notice to the Agency of the restriction, cancellation or modification thereof. The policy evidencing the insurance required by Section 2.1(c) hereof shall name the Agency as additional insured. All policies evidencing the insurance required by Section 2.1(d)(ii), (iii) and (iv) shall name the Agency and the Sublessee as additional insureds. The policies under Section 2.1(a) shall contain appropriate waivers of subrogation.

(b)     The policies (or certificates or binders) of insurance required by Sections 2.1(a), (c) and (e) hereof shall be deposited with the Agency on or before the Closing Date. A copy of the policies (or certificates or binders) of insurance required by Section 2.1(d)(ii), (iii) and (iv) hereof shall be delivered to the Agency on or before the Closing Date. The Sublessee shall deliver or cause to be delivered to the Agency before the first Business Day of each calendar year thereafter a certificate dated not earlier than the immediately preceding month reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required by Section 2.1 hereof and complying with the additional requirements of Section 2.2(a) hereof. Prior to the expiration of each such policy or policies, the Sublessee shall furnish or cause to be furnished to the Agency and any other appropriate Person a new policy or policies of insurance or evidence that such policy or policies have been renewed or replaced or are no longer required by this Agency Compliance Agreement. The Sublessee shall provide such further information with respect to the insurance coverage required by this Agency Compliance Agreement as the Agency may from time to time reasonably require.

Section 2.3     Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to the provisions of Section 2.1 hereof shall be applied as follows: (i) the Net Proceeds of the insurance required by Section 2.1(a) and (e) hereof shall be applied as provided in Section 7.1 of the Lease Agreement, and (ii) the Net Proceeds of the insurance required by Section 2.1(b), (c) and (d) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

Section 2.4     Right of Agency to Pay Taxes, Insurance Premiums and Other Charges. If the Sublessee fails (i) to pay any tax, together with any fine, penalty, interest or cost which may have been added thereto or become due or been imposed by operation of law for nonpayment thereof, or payments in lieu of taxes pursuant to this Agency Compliance Agreement and the Lease Agreement, or assessment or other governmental charge required to be paid, (ii) to maintain any insurance required to be maintained by Section 2.1 hereof, (iii) to pay any amount required to be paid by any law or ordinance relating to the use or occupancy of the Company Facility or by any requirement, order or notice of violation thereof issued by any governmental person, (iv) to pay any mechanic’s lien which is recorded or filed against the Company Facility or any part thereof (unless contested in accordance with the provisions of Section 3.10 hereof), or (v) to pay any other amount or perform any act hereunder required to be paid or performed by the Sublessee hereunder, the Agency may pay or cause to be paid such tax, payments in lieu of taxes pursuant to this Agency Compliance Agreement and the Lease Agreement, assessment or other governmental charge, or the premium for such insurance or any such other payment, or may perform any such act. No such payment shall be made or act performed by the Agency until at least ten (10) days shall have elapsed since written notice shall have been given by the Agency to the Company, with a copy of such notice being given to the Sublessee (or by the Agency to the Sublessee), and in the case of any tax, assessment or governmental charge, or the amounts specified in clauses (iii) and (iv) of this Section, no such payment shall be made in any event if the Sublessee is contesting the same in good faith to the extent and as permitted by this Agency Compliance Agreement, unless an Event of Default under the Lease Agreement shall have occurred and be continuing. No such payment by the Agency shall affect or impair any rights of the Agency hereunder arising in consequence of such failure by the Sublessee. The Sublessee shall, on demand, reimburse the Agency for any amount so paid or for expenses or costs incurred in the performance of any such act by the Agency pursuant to this Section (which shall include all reasonable legal fees and disbursements), together with interest thereon from the date of payment of such amount, expense or cost by the Agency at two percent (2%) in excess of the Prime Rate, and such amount, together with interest shall become additional indebtedness.

Article III

INCORPORATION AND ASSUMPTION OF THE LEASE AGREEMENT

Section 3.1     Incorporation and Assumption of the Lease Agreement.

(a)     The Sublessee acknowledges receipt of a true and complete copy of the Lease Agreement and consent to the terms thereof.

(b)     The Sublessee hereby agrees to be bound by each and every payment, obligation, term, covenant, condition and agreement of the Company under Sections 5.1 and 5.4 of the Lease Agreement (the “Obligations”), and hereby assumes the Obligations, as if the Sublessee was named as the Company under the Lease Agreement. To the extent that the Obligations are set forth as surviving the termination of the Lease Agreement, the Obligations shall similarly survive as obligations of the Sublessee and survive the termination of this Agency Compliance Agreement.

(c)     With respect to Sublessee, the term “Recaptured Benefits” shall include, in addition to those benefits enumerated in the Lease Agreement, the Sales Tax Exemption savings realized by or for the benefit of the Sublessee, including any savings realized by any Agent pursuant to the Equipment Lease Agreement and each Sales Tax Agent Authorization Letter issued in connection with the Facility (the “Sublessee Sales Tax Savings”).

(d)     With respect to Sublessee, the term “Recapture Event” shall include, in addition to those events enumerated in the Lease Agreement, the following event: the Sublessee receives Sales Tax Savings in connection with the Project Work in excess of the Maximum Sublessee Sales Tax Savings Amount; provided, however, that the foregoing shall constitute a Recapture Event with respect to such excess Sales Tax Savings only. It is further provided that failure to repay the Sales Tax Savings within thirty (30) days shall constitute a Recapture Event with respect to all Recapture Benefits

(e)     Without limitation to any other provision of this Section 3.1, the Sublessee shall at all times during the term of the Sublease Agreement occupy, use and operate the Facility in accordance with the provisions of the Act and as a qualified “project” under the Act.

Article IV
SPECIAL COVENANTS

Section 4.1     No Warranty of Condition or Suitability by Agency. THE AGENCY HAS MADE AND MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, FITNESS, DESIGN, OPERATION OR WORKMANSHIP OF ANY PART OF THE FACILITY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN THE FACILITY, THE SUITABILITY OF THE FACILITY FOR THE PURPOSES OR NEEDS OF THE SUBLESSEE OR THE EXTENT TO WHICH FUNDS AVAILABLE TO THE SUBLESSEE WILL BE SUFFICIENT TO PAY THE COST OF COMPLETION OF THE FACILITY. THE SUBLESSEE ACKNOWLEDGES THAT THE AGENCY IS NOT THE MANUFACTURER OF THE EQUIPMENT NOR THE MANUFACTURER’S AGENT NOR A DEALER THEREIN. THE SUBLESSEE, ON BEHALF OF ITSELF IS SATISFIED THAT THE FACILITY IS SUITABLE AND FIT FOR PURPOSES OF THE SUBLESSEE. THE AGENCY SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER TO THE SUBLESSEE OR ANY OTHER PERSON FOR ANY LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED, DIRECTLY OR INDIRECTLY, BY THE PROPERTY OF THE FACILITY OR THE USE OR MAINTENANCE THEREOF OR THE FAILURE OF OPERATION THEREOF, OR THE REPAIR, SERVICE OR ADJUSTMENT THEREOF, OR BY ANY DELAY OR FAILURE TO PROVIDE ANY SUCH MAINTENANCE, REPAIRS, SERVICE OR ADJUSTMENT, OR BY ANY INTERRUPTION OF SERVICE OR LOSS OF USE THEREOF OR FOR ANY LOSS OF BUSINESS HOWSOEVER CAUSED.

Section 4.2     Hold Harmless Provisions.

The Sublessee agrees that the Agency, its directors, members, officers, agents (except the Sublessee), and employees (the “Indemnified Parties”) shall not be liable for and agrees to protect, defend, indemnify, save, release and hold the Indemnified Parties harmless from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements, incurred whether by reason of third party claims or to enforce the terms, conditions and provisions of this Agency Compliance Agreement) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Agency relating to, resulting from or arising out of: (i) loss or damage to Property or injury to or death of any and all Persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Facility or arising by reason of or in connection with the occupation or the use thereof or the presence of any Person or Property on, in or about the Facility or the Land, (ii) the Project Work and the Agency’s acquisition, owning, leasing and subleasing of the Facility, including, without limiting the generality of the foregoing, all claims arising from the breach by the Sublessee of any of their covenants contained herein, and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of this Agency Compliance Agreement (including without limitation this Section) or any of the other documents delivered on the Closing Date by the Agency) and any other expenses incurred in defending any claims, suits or actions which may arise as a result of any of the foregoing, (iii) the conditions of the Environment at, on or in the vicinity of the Facility, (iv) the Project Work or the operation or use of the Facility in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, management, production or Disposal of any Hazardous Substance or as a landfill or other waste disposal site, or for military, manufacturing or industrial purposes or for the commercial storage of petroleum or petroleum based products, except in compliance with all applicable Environmental Laws, (v) the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance or waste on, at or from the Facility, (vi) the failure promptly to undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean-up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility, required by any Environmental Law, (vii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the Project Work, the condition of the Facility or the ownership, use, sale, operation, conveyance or operation thereof in violation of any Environmental Law, (viii) a violation of any applicable Environmental Law, (ix) non-compliance with any Environmental Permit, (x) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by the Sublessee in this Agency Compliance Agreement, or (xi) the costs of any required or necessary investigation, assessment, testing, repair, cleanup, or detoxification of the Facility and the preparation of any closure or other required plans; provided that any such losses, damages, liabilities or expenses of the Agency are not incurred on account of and do not result from the gross negligence or intentional or willful wrongdoing of the Indemnified Parties. The foregoing indemnities shall apply notwithstanding the fault or negligence in part of any of the Indemnified Parties, and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability. The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of any such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

(b)     Notwithstanding any other provisions of this Agency Compliance Agreement, the obligations of the Sublessee pursuant to this Section 4.2 shall remain in full force and effect after the termination of this Agency Compliance Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought, the payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all expenses and charges incurred by the Indemnified Parties, relating to the enforcement of the provisions herein specified. The liability of the Sublessee to the Agency hereunder shall in no way be limited, abridged, impaired or otherwise affected by (i) any amendment or modification of any of the Transaction Documents by or for the benefit of the Agency, the Sublessee or any subsequent owners or users of the Facility, (ii) any extensions of time for payment or performance required by any of the Transaction Documents, (iii) the release of the Sublessee or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Transaction Documents by operation of law, either by the Agency’s voluntary act or otherwise, (iv) the invalidity or unenforceability of any of the terms or provisions of the Transaction Documents, (v) any exculpatory provision contained in any of the Transaction Documents limiting the Agency’s recourse to any other security or limiting the Agency’s rights to a deficiency judgment against the Sublessee, (vi) any investigation or inquiry conducted by or on the behalf of the Agency or any information which the Agency may have or obtain with respect to the condition of the Environment at, or ecological condition of, the Facility, (vii) the sale, assignment or foreclosure of any mortgage relating to all or any part of the Facility, but only with respect to a Release that has occurred prior to any such event, (viii) the sale, assignment, subleasing, transfer or conveyance of all or part of the Land or the Facility, but only with respect to a Release that has occurred prior to any such event, (ix) the death or legal incapacity of the Sublessee, (x) the release or discharge, in whole or in part, of the Sublessee in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (xi) any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Sublessee under the Agency Compliance Agreement.

(c)     In the event of any claim against the Indemnified Parties by any employee or contractor of the Company or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Company hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 4.3     Right to Inspect Facility. The Agency and its duly authorized agents shall have the right at all reasonable times to inspect the Facility.

Section 4.4     Sublessee to Maintain Its Existence. The Sublessee agrees that during the Lease Term it will maintain its existence, will not dissolve, liquidate or otherwise dispose of substantially all of its assets, and will not consolidate with or merge into another entity or permit one or more entities to consolidate with or merge into it.

Section 4.5     Qualification in State. The Sublessee throughout the Lease Term shall continue to be duly authorized to do business in the State.

Section 4.6     Qualification as Project.

(a)     The Sublessee will not take any action, or fail to take any action, which action or failure to act would cause the Facility not to constitute a “project” as such quoted term is defined in the Act. Without limiting the generality of the foregoing, the Sublessee will in no event use the Facility in such a way as to cause or permit the Facility to be used in violation of Section 862(2)(a) of the Act.

(b)     The occupation of the Facility has not and will not result in the removal of a facility or plant of the Sublessee from one area of the State to another area of the State or in the abandonment of one or more plants or facilities of the Sublessee located within the State.

Section 4.7     Agreement to File Annual Statements and Provide Information. The Sublessee shall file with the New York State Department of Taxation and Finance an annual statement of the value of all sales and use tax exemptions claimed in connection with the Facility in compliance with Sections 874(8) of the New York State General Municipal Law (the “GML”), if any. The Sublessee shall submit a copy of such annual statement to the Agency at the time of filing with the Department of Taxation and Finance. The Sublessee shall also provide the Agency with the information necessary for the Agency to comply with Section 874(9) of the GML. Annually, the Sublessee shall provide the Agency with a certified statement and documentation (i) enumerating the FTE jobs, by category, retained and/or created at the Facility as a result of the Agency’s financial assistance and (ii) indicating the fringe benefits and salary averages or ranges for such categories of FTE jobs created and/or retained. The Sublessee further agrees to provide and certify or cause to be provided and certified whenever requested by the Agency such information concerning the Sublessee, its finances, its operations, its employment and its affairs necessary to enable the Agency to make any report required by law, governmental regulation, including, without limitation, the Act or the Public Authorities Accountability Act of 2005 and the Public Authorities Reform Act of 2009, each as amended from time to time, or any of the Agency Documents or Sublessee Documents. Such information shall be provided within thirty (30) days following written request from the Agency.

Section 4.8     Books of Record and Account; Financial Statements. The Sublessee agrees to maintain at all times proper accounts, records and books in which full and correct entries shall be made, in accordance with generally accepted accounting principles, of all transactions and events relating to the business and affairs of the Sublessee.

Section 4.9     Compliance with Orders, Ordinances, Etc.

(a)     The Sublessee, throughout the Lease Term, agrees that it will promptly comply, and cause any permitted sub-sublessee or occupant of the Facility to comply, with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Facility or any part thereof, or to the design, development, installation and equipping thereof, or to any use, manner of use or condition of the Facility or any part thereof, of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers having jurisdiction over the Facility or any part thereof, and companies or associations insuring the premises.

(b)     The Sublessee shall keep or cause the Facility to be kept free of Hazardous Substances except in compliance with all applicable federal and state laws and local laws and regulations. Without limiting the foregoing, the Sublessee shall not cause or permit the Facility to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance with all applicable federal, state and local laws or regulations, nor shall the Sublessee cause or permit, as a result of any intentional or unintentional act or omission on the part of the Sublessee or any contractor, subcontractor, tenant or subtenant, a release of Hazardous Substances onto the Facility or onto any other property. The Sublessee shall comply with, and ensure compliance by all contractors, subcontractors, tenants and subtenants with, all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all contractors, subcontractors, tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. The Sublessee shall (i) conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Substances on, from or affecting the Facility (A) in accordance with all applicable federal, state and local laws, ordinances, rules, regulations and policies, (B) to the satisfaction of the Agency, and (C) in accordance with the orders and directives of all federal, state and local governmental authorities; and (ii) defend, indemnify and hold harmless the Agency, its employees, agents (except the Company and the Sublessee), officers, members and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to (A) the presence, disposal, release or threatened release of any Hazardous Substances which are on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise, (B) any bodily injury, personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances, (C) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Substances, and/or (D) any violation of laws, orders, regulations, requirements or demands of government authorities, or of any policies or requirements of the Agency, which are based upon or in any way related to such Hazardous Substances, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses. In the event the Company tenders a termination of lease, the Sublessee shall deliver the Facility free of any and all Hazardous Substances so that the condition of the Facility shall conform with all applicable federal, state and local laws, ordinances, rules or regulations affecting the Facility. The provisions of this Section shall be in addition to any and all other obligations and liabilities the Sublessee may have to the Agency at common law and shall survive the transactions contemplated herein.

(c)     Notwithstanding the provisions of subsections (a) and (b) hereof, the Sublessee may in good faith contest the validity or the applicability of any requirement of the nature referred to in such subsections (a) and (b) by appropriate legal proceedings conducted in good faith and with due diligence. In such event, the Sublessee may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, unless the Agency shall notify the Sublessee that, by failure to comply with such requirement or requirements, any part of the Facility may be materially endangered or the Facility or any part thereof may be subject to loss, penalty or forfeiture, in which event the Sublessee shall promptly take such action with respect thereto or provide such security as shall be reasonably satisfactory to the Agency. If at any time the then existing use or occupancy of the Facility shall, pursuant to any zoning or other law, ordinance or regulation, be permitted only so long as such use or occupancy shall continue, the Sublessee shall use its best efforts not to cause or permit such use or occupancy to be discontinued without the prior written consent of the Agency.

(d)     Notwithstanding the provisions of this Section, if, because of a breach or violation of the provisions of subsection (a) or (b) hereof (without giving effect to subsection (c) hereof), the Agency, or any of its members, directors, officers, agents, or employees shall be threatened with a fine, liability, expense or imprisonment, then, upon notice from the Agency, the Sublessee shall immediately provide legal protection and/or pay amounts necessary in the opinion of the Agency, and of its members, directors, officers, agents and employees, to the extent permitted by applicable law, to remove the threat of such fine, liability, expense or imprisonment.

(e)     Notwithstanding any provisions of this Section, the Agency retains the right to defend itself in any action or actions which are based upon or in any way related to such Hazardous Substances. In any such defense of itself, the Agency shall select its own counsel, and any and all costs of such defense, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, shall be paid by the Sublessee.

Section 4.10     Discharge of Liens and Encumbrances.

(a)     The Sublessee, throughout the Lease Term, shall not permit or create or suffer to be permitted or created any lien, except for Permitted Encumbrances, upon the Facility or any part thereof by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Facility or any part thereof.

(b)     Notwithstanding the provisions of subsection (a) hereof, the Sublessee may in good faith contest any such lien. In such event, the Sublessee may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Agency shall notify the Sublessee that, by nonpayment of any such item or items or the Facility or any part thereof may be subject to loss or forfeiture, in which event the Sublessee shall promptly secure payment of all such unpaid items by filing a bond, in form and substance satisfactory to the Agency, thereby causing such lien to be removed, or by taking such other actions as may be satisfactory to the Agency to protect its interests. Mechanics’ Liens shall be discharged or bonded within thirty (30) days of the filing or perfection thereof.

Section 4.11     Identification of Facility Equipment. All Facility Equipment which is or may become the Property of the Agency pursuant to the provisions of this Agency Compliance Agreement shall be properly identified by the Sublessee by such appropriate records, including computerized records, as may be approved by the Agency. All Facility Equipment and other Property of whatever nature affixed or attached to the Land or used or to be used by the Sublessee in connection with the Land or the Improvements shall be deemed presumptively to be owned by the Agency, rather than the Sublessee, unless the same were utilized for purposes of installation and equipping of the Facility or were installed by the Sublessee and title thereto was retained by the Sublessee in the manner provided in Section 6.2 of the Lease Agreement and such Facility Equipment and other Property were properly identified by such appropriate records as were approved by the Agency.

Section 4.12     Employment Opportunities; Notice of Jobs. The Sublessee covenants and agrees that, in consideration of the participation of the Agency in the transactions contemplated herein, it will, except as otherwise provided by collective bargaining contracts or agreements to which it is a party, cause any new employment opportunities created in connection with the Facility to be listed with the New York State Department of Labor, Community Services Division, and with the administrative entity of the service delivery area created pursuant to the Job Training Partnership Act (PL 97-300, as amended), as superseded by the Workforce Innovation and Opportunity Act (PL. 113-128), in which the Facility is located (collectively, the “Referral Agencies”). The Sublessee also agrees that it will, except as otherwise provided by collective bargaining contracts or agreements to which it is a party, first consider for such new employment opportunities persons eligible to participate in federal job training partnership programs who shall be referred by the Referral Agencies.

Section 4.13     Employment at the Facility. The Sublessee covenants at all times to create and maintain at the Facility and at its facility located at 355 South Technology Drive, Central Islip, New York 11722: one-hundred seventy-six (176) full time equivalent employees as of December 31, 20[__], and one-hundred eighty-six (186) full time equivalent employees as of December 31, 20[__] and thereafter throughout the Lease Term, calculated on the basis of 35 hours per week who are employees of the Sublessee or any subsidiary or affiliates of the Sublessee, or any consultants, contractors or subcontractors of the Sublessee, or any subsidiary or affiliates of the Company, whose place of employment or workplace is located at the Facility (including the full time equivalent employees of all tenants at the Facility) (“FTE”).

Section 4.14     Compliance with the Act. The Sublessee hereby agrees to comply with GML Section 875. The Sublessee further agrees that the exemption of sales and use tax provided pursuant to the Act and the appointment of the Sublessee as agent of the Agency is subject to termination and recapture of benefits pursuant to Section 875 of the GML, the Lease Agreement and this Agency Compliance Agreement.

Section 4.15     Subleasing. The Sublessee may not assign the Sublease Agreement or sub-sublease the Facility in whole or in part without the express written consent of the Agency. Any assignment or sub-subleasing of the Facility shall conform with the restrictions and requirements set forth in Section 9.3 of the Lease Agreement.

Article V

EVENTS OF DEFAULT AND REMEDIES

Section 5.1     Events of Default Defined.

(a)	The following shall each be “Events of Default” under this Lease Agreement:

(i)      the failure by the Sublessee to observe and perform any covenant contained in Sections 1.1(f), 2.1, 2.2, 4.2, 4.5, 4.6, 4.13, 4.15, and Article VI hereof;

(ii)     the failure by the Sublessee to pay or cause to be paid PILOT Payments or the Recapture Benefits, in each case on the dates due;

(iii)    the occurrence and continuation of a Recapture Event;

(iv)     any representation or warranty of the Sublessee herein, in any of the Sublessee Documents or in the Project Application Information shall prove to have been false or misleading in any material respect;

(v)     the failure by the Sublessee to observe and perform any covenant, condition or agreement hereunder on its part to be observed or performed (except obligations referred to in 5.1(a)(i), (ii) and (vi)) for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, has been given to the Sublessee by the Agency;

(vi)     the dissolution or liquidation of the Sublessee; or the failure by the Sublessee to release, stay, discharge, lift or bond within thirty (30) days any execution, garnishment, judgment or attachment of such consequence as may impair its ability to carry on its operations; or the failure by the Sublessee generally to pay its debts as they become due; or an assignment by the Sublessee for the benefit of creditors; or the commencement by the Sublessee (as the debtor) of a case in bankruptcy or any proceeding under any other insolvency law; or the commencement of a case in bankruptcy or any proceeding under any other insolvency law against the Sublessee (as the debtor), wherein a court having jurisdiction in the premises enters a decree or order for relief against the Sublessee as the debtor, or such case or proceeding is consented to by the Sublessee or remains undismissed for forty (40) days, or the Sublessee consents to or admits the material allegations against it in any such case or proceeding; or a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Sublessee for the purpose of enforcing a lien against such Property or for the purpose of general administration of such Property for the benefit of creditors;

(vii)      an Event of Default under the Lease Agreement shall have occurred and be continuing.

(b)     Notwithstanding the provisions of Section 5.1(a), if by reason of force majeure any party hereto shall be unable in whole or in part to carry out its obligations under Sections 4.13 of this Lease Agreement, and if such party shall give notice and full particulars of such force majeure in writing to the other party, within a reasonable time after the occurrence of the event or cause relied upon, such obligations under this Lease Agreement of the party giving such notice (and only such obligations), so far as they are affected by such force majeure, shall be suspended during continuation of the inability, which shall include a reasonable time for the removal of the effect thereof. The term “force majeure” as used herein shall include, without limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, acts, priorities or orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, governmental subdivisions or officials or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fire, hurricanes, storms, floods, washouts, droughts, arrests, restraint of government and people, civil disturbances, explosions, breakage or accident to machinery, transmission pipes or canals, shortages of labor or materials or delays of carriers, partial or entire failure of utilities, shortage of energy or any other cause or event not reasonably within the control of the party claiming such inability and not due to its fault. The party claiming such inability shall remove the cause for the same with all reasonable promptness. It is agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the party having difficulty, and the party having difficulty shall not be required to settle any strike, lockout and other industrial disturbances by acceding to the demands of the opposing party or parties.

Section 5.2     Remedies on Default. Whenever an Event of Default shall have occurred and be continuing, the Agency may take, to the extent permitted by law, any one or more of the remedial steps enumerated in the Lease Agreement. In addition thereto, the Agency may terminate this Agency Compliance Agreement and the Sublessee agrees to be bound by each and every payment, obligation, term, covenant, condition and agreement of the Company under Articles X and XI of the Lease Agreement.

Article VI
ENVIRONMENTAL MATTERS

Section 6.1     Environmental Representations of the Sublessee. Except as otherwise shown on Exhibit A attached hereto, the Sublessee hereby represents and warrants to the Agency that:

(a)     Neither the Facility nor, to the best of Sublessee’s knowledge, any property adjacent to or within the immediate vicinity of the Facility is being or has been used in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste management or disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products.

(b)     Underground storage tanks are not and have not been located on the Facility.

(c)     The soil, subsoil, bedrock, surface water and groundwater of the Facility are free of Hazardous Substances, in violation of Environmental Law, other than any such substances that occur naturally.

(d)     There has been no Release or threat of a Release of any Hazardous Substance in violation of any applicable law on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on or at the Facility, and the Company has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Facility or any property adjacent to or within the immediate vicinity of the Facility or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility in violation of any applicable law.

(e)     All Environmental Permits necessary for the Project Work and the ownership, use or operation of the Facility have been obtained and are in full force and effect.

(f)     No event has occurred with respect to the Facility which, with the passage of time or the giving of notice, or both, would constitute a violation of or non-compliance with any applicable Environmental Law or Environmental Permit.

(g)     There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future construction, renovation, equipping, ownership, use, operation, sale, transfer or conveyance of the Facility which require any change in the present condition of the Facility or any work, repairs, construction, containment, clean up, investigations, studies, removal or remedial action or capital expenditures in order for the Facility to be in compliance with any applicable Environmental Law or Environmental Permit.

(h)     There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (i)  conditions of the Environment at, on or in the vicinity of the Facility, (ii) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit with respect to the Facility, (iii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility or (iv) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Facility, the Project Work or the ownership, use, operation, sale, transfer or conveyance of the Facility.

Section 6.2     Environmental Covenants of the Sublessee. The Sublessee hereby covenants and agrees with the Agency as follows:

(a)     The Sublessee shall perform the Project Work and use, operate and manage the Facility in accordance with all applicable Environmental Laws and Environmental Permits, and shall cause all operators, tenants, subtenants, licensees and occupants of the Facility to perform the Project Work and to use, operate and manage the Facility in accordance with any applicable Environmental Laws and Environmental Permits, and shall not cause, allow or permit the Facility or any part thereof to be operated or used for the storage, treatment, generation, transportation, processing, handling, production, management or Disposal of any Hazardous Substances other than in accordance with all applicable Environmental Laws and Environmental Permits.

(b)     The Sublessee shall obtain and comply with, and shall cause all contractors, subcontractors, operators, tenants, subtenants, licensees and occupants of the Facility to obtain and comply with, all Environmental Permits, if any.

(c)     The Sublessee shall not cause or permit any change to be made in the present or intended Project Work or use or operation of the Facility which would (i) involve the storage, treatment, generation, transportation, processing, handling, management, production or disposal of any Hazardous Substance other than in accordance with any applicable Environmental Law, or the Project Work or use or operation of the Facility as a landfill or waste management or disposal site or for manufacturing or industrial purposes or for the storage of petroleum or petroleum based products other than in accordance with any applicable Environmental Law, (ii) violate any applicable Environmental Law, (iii) constitute a violation or non-compliance with any Environmental Permit or (iv) increase the risk of a Release of any Hazardous Substance.

(d)     The Sublessee shall promptly provide the Agency with a copy of all notifications which the Sublessee gives or receives with respect to conditions of the Environment at or in the vicinity of the Facility, any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility. If the Sublessee receives or becomes aware of any such notification which is not in writing or otherwise capable of being copied, the Sublessee shall promptly advise the Agency of such verbal, telephonic or electronic notification and confirm such notice in writing. Furthermore, upon the Sublessee’s discovery thereof, the Sublessee shall promptly advise the Agency in writing of: (i) the presence of any Hazardous Substance on, under or about the Facility of which the Agency has not previously been advised in writing; (ii) any remedial action taken by, or on behalf of, the Sublessee in response to any Hazardous Substance on, under or about the Facility or to any environmental proceedings of which the Sublessee has not previously been advised in writing; and (iii) the occurrence or condition on any real property adjoining or in the vicinity of the Company Facility that could reasonably be expected to cause the Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Facility under any Environmental Law. The Sublessee shall also provide the Agency with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the condition of the Environment at the Facility or real property or bodies of water adjoining or in the vicinity of the Facility or environmental proceedings promptly upon receipt, completion or delivery of such materials.

(e)     The Sublessee shall undertake and complete all investigations, studies, sampling and testing and all removal or remedial actions necessary to contain, remove and clean up all Hazardous Substances that are or may become present at the Facility and are required to be removed and/or remediated in accordance with all applicable Environmental Laws and all Environmental Permits. All remedial work shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (ii) pursuant to a detailed written plan for the remedial work approved by any public or private agencies or persons with a legal or contractual right to such approval, (iii) with such insurance coverage pertaining to liabilities arising out of the remedial work as is then customarily maintained with respect to such activities, and (iv) only following receipt of any required permits, licenses or approvals. In addition, the Sublessee shall submit, or cause to be submitted, to the Agency, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other remedial work contracts and similar information prepared or received by or on behalf of the Sublessee in connection with any remedial work, or Hazardous Substances relating to the Facility. All costs and expenses of such remedial work shall be paid by or on behalf of the Sublessee, including, without limitation, the charges of the remedial work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the remedial work and the Agency’s out-of-pocket costs incurred in connection with monitoring or review of such remedial work. The Agency shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any environmental proceedings.

(f)     If at any time the Agency obtains any notice or information that the Sublessee or the Facility, or the use or operation thereof or the Project Work may be in violation of an Environmental Law or in non-compliance with any Environmental Permit or standard, the Agency may require that a full or supplemental environmental inspection and audit report with respect to the Facility of a scope and level of detail reasonably satisfactory to the Agency be prepared by a professional environmental engineer or other qualified environmental scientist acceptable to the Agency, at the Sublessee’s sole cost and expense. Said audit may, but is not required to or limited to, include a physical inspection of the Facility, a records search, a visual inspection of any property adjacent to or within the immediate vicinity of the Facility, personnel interviews, review of all Environmental Permits and the conducting of scientific testing. If necessary to determine whether a violation of an Environmental Law exists, such inspection shall also include subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If said audit report indicates the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance on, at or from the Company Facility in violation of any applicable law, the Sublessee shall promptly undertake and diligently pursue to completion all necessary, appropriate investigative, containment, removal, clean-up and other remedial actions required by any Environmental Law, in accordance with subsection (e) above. The Sublessee hereby consents to the Agency notifying any party under such circumstances of the availability of any or all of the environmental reports and the information contained therein. The Sublessee further agrees that the Agency may disclose such environmental reports to any governmental agency or authority if they reasonably believe that they are required to disclose any matter contained therein to such agency or authority; provided that the Agency shall give the Sublessee at least forty-eight (48) hours prior written notice before so doing. The Sublessee acknowledges that the Agency cannot control or otherwise assure the truthfulness or accuracy of the environmental reports, and that the release of the environmental reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Facility may have a material and adverse effect upon the amount which a party may bid at such sale. The Sublessee agrees that the Agency shall not have any liability whatsoever as a result of delivering any or all of the environmental reports or any information contained therein to any third party if done in good faith, and the Sublessee hereby releases and forever discharges the Agency from any and all claims, damages, or causes of action arising out of, connected with or incidental to the delivery of environmental reports.

Section 6.3     Survival Provision. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and indemnifications of the Sublessee contained in this Article V shall survive any termination, conveyance, assignment, subleasing or defeasance of any right, title or interest of the Sublessee in and to the Facility or in, to or under the Sublease Agreement.

Article VII
MISCELLANEOUS

Section 7.1     Definitions. All capitalized terms used in this Agency Compliance Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Schedule of Definitions attached to the Lease Agreement as Schedule A.

Section 7.2     Covenants and Conditions of the Sublease Agreement. Notwithstanding anything to the contrary contained in the Sublease Agreement, the Sublessee covenants and agrees that the Agency shall not be held liable for any of the covenants or conditions, express or implied, contained in the Sublease Agreement. The Sublessee further agrees that it will look solely to the Company for the satisfaction of any covenants or conditions contained therein.

Section 7.3     Execution of Counterparts. This Agency Compliance Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

(Remainder of Page Intentionally Left Blank – Signature Page Follows)

IN WITNESS WHEREOF, the Agency and the Sublessee have caused this Agency Compliance Agreement to be executed in their respective names by their duly authorized officers, all as of November 1, 2017.

TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY

By:	/s/ William G. Mannix
Name:	William G. Mannix
Title:	Executive Director

CVD EQUIPMENT CORPORATION

By:	/s/ Glen R Charles
Name:	Glen R Charles
Title:	CFO

EXHIBIT A

Exceptions to Representations and Warranties of SUBLESSEE

[None.]